This Agreement, made this 1st day of August, 1995 between Potomac
Electric Power Company, hereinafter referred to as the "Company" and H. Lowell Davis, hereinafter referred to as "Davis",

WITNESSETH:

       WHEREAS, Davis has served as Vice Chairman and Chief Financial Officer of the Company since September, 1983; and has served as Chief Executive Officer of the Company's subsidiary, Potomac Capital Investment Corporation since its inception in 1983.

       WHEREAS, the Company wishes to make provision for continuity and orderly transition through the continued employment of Davis for the period specified herein; and

       WHEREAS, Davis is willing to continue employment upon the terms and conditions hereinafter set forth;

       NOW THEREFORE, the parties agree as follows:

       1. For the period beginning on the date of execution of this Agreement and ending May 1, 1997 (or such alternate date as may be mutually agreed to in writing between the Company and Davis) Davis will continue to serve as Vice Chairman of the Company, unless his services are sooner terminated in accordance with the provisions of clause number 3 hereafter. During the continuance of his employment, Davis will devote his full time, energies and best efforts to the business of the Company through April 30, 1996. For the year commencing May 1, 1996 through April 30, 1997, Davis will remain available to perform requested services and will continue to serve as a director of the Company. Unless otherwise mutually agreed to in writing between the Company and Davis, Davis will retire on May 1, 1997.

       2. Davis' salary as an officer of the Company during the period of this Agreement shall be payable monthly at an annual rate to be established by the Company's Board of Directors from time to time, which rate shall be no less than the base salary in effect at the date on which this Agreement is executed.

       3. Davis' services may be terminated at a time prior to May 1, 1997 (or such alternate date as may be mutually agreed to in writing between the Company and Davis) in the following circumstances:

               (a) The Board of Directors of the Company may terminate Davis' services and effectuate his retirement upon a showing by clear and convincing evidence of just cause and with six (6) months' notice to Davis.

               (b) Davis' services shall be terminated upon a determination by the Company that he has become totally and permanently disabled and therefore unable to work for the Company due to physical or mental disability.

       4. Upon termination of Davis' services with the Company, whether on or before May 1, 1997 (or such alternate date as may be mutually agreed to in writing between the Company and Davis) and for whatever reason, the Company will determine the retirement amounts to be paid to Davis, pursuant to the terms of the Company's General Retirement Plan, the Supplemental Benefit Plan, the Executive Performance Supplemental Retirement Plan, and the Supplemental Executive Retirement Plan (the "Retirement Plans"), based upon the amounts paid or payable to Davis, in all cases computed without reduction for deferrals under any deferred compensation plan or arrangement made available to Davis by the Company. For purposes of computing Davis' compensation attributable to incentive compensation for purposes of the Retirement Plans, such amounts shall be determined based upon the greater of (i) actual incentive award amounts payable to Davis or (ii) the incentive award amounts which would be payable to Davis resulting from application of the target annual award level specified in the Company's Executive Incentive Compensation Plan guidelines for the position of Vice Chairman.

       5. For purposes of the Director and Executive Deferred Compensation Plan, contractual payments to Davis pursuant to Section 5.03 of this plan shall commence the first day of the month following Davis' 65th birthday, notwithstanding his termination for any reason or retirement prior to age 65.

       6. For purposes of the Executive Split Dollar Insurance Plan, "Rollout", as provided pursuant to Section 9 of this plan will occur upon Davis' attainment of age 65, (the regular "Rollout Qualification Date" specified in the plan), notwithstanding his termination for any reason or retirement prior to age 65.

       7. Should there be unvested restricted stock awards outstanding at the date of Davis' termination for any reason or retirement, remaining restrictions shall be waived and such stock would vest upon his termination for any reason or at retirement.

       8. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns (including without limitation any corporation which might acquire all or substantially all of the Company's assets and business or with which the Company may be consolidated or merged).

       9.      This Agreement is effective on the date of execution hereof.

       IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, by the order of its Board of Directors, and Davis has hereunto set his hand and seal both as of the day and year first above written.

                                       POTOMAC ELECTRIC POWER COMPANY

                                       /s/  E. F. MITCHELL
                                       By
                                            _________________________
                                             Chairman of the Board
Attest:

/s/  WILLIAM T. TORGERSON                 /s/   H. L. DAVIS
___________________________               _________________________(Seal)
     Secretary                                  H. Lowell Davis


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